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                                                                    EXHIBIT 12.1

                           NORCAL WASTE SYSTEMS, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                      (THOUSANDS OF DOLLARS, EXCEPT RATIO)
                     FISCAL YEARS ENDING 1992 THROUGH 1996

                                                          YEAR ENDED SEPTEMBER 30,
                                          --------------------------------------------------------
                                           1996        1995        1994        1993         1992
                                          -------     -------     -------     -------     --------
Income (loss) before Income Taxes,
  Extraordinary Item and Change in
  Accounting Principle..................  $(1,136)    $17,096     $ 8,859     $19,588     $(39,398)
Interest Expense(a).....................   24,326      19,909      20,920      23,900       28,958
Capitalized Interest....................     (413)          0           0           0            0
Interest Portion of Rental Charge(b)....      751         506         504         515          460
                                          -------     -------     -------     -------      -------
Income (loss) before Income Taxes,
  Extraordinary Item, Interest and
  Interest Portion of Rental Charge.....  $23,528     $37,511     $30,283     $44,003     $ (9,980)
                                          =======     =======     =======     =======      =======
Interest Expense........................  $24,326     $19,909     $20,920     $23,900     $ 28,958
Interest Portion of Rental Charge.......      751         506         504         515          460
                                          -------     -------     -------     -------      -------
Interest Expense plus Interest Portion
  of Rental Charge......................  $25,077     $20,415     $21,424     $24,415     $ 29,418
                                          =======     =======     =======     =======      =======
Ratio of Earnings to Fixed Charges......       --(c)     1.84        1.41        1.80           --(d)

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(a) In addition, the Company guaranteed certain obligations of a less than 50%
    owned entity in the amount of $2.0 million as of September 30, 1996. The less than 50% owned entity incurred approximately $0.2 million of interest expense on these obligations in the year ended September 30, 1996. This amount was not included in the calculation of the ratio of earnings to fixed charges as the Company had not been required to honor the guarantees and does not expect to be required to do so.

(b) Interest portion of rentals is assumed to equal 33% of operating lease and rental expense for the period.

(c) In 1996, earnings were insufficient to cover fixed charges by $1,549.

(d) In 1992, earnings were insufficient to cover fixed charges by $39,398.